Exhibit 11.2

Consent of Independent Auditors

We consent to the inclusion in this Offering Circular of WISEAR Company (the “Company”) on Form 1-A Amendment of our report dated May 20, 2026, with respect to our audit of the financial statements of the Company as of December 31, 2025 and 2024 and for the year ended December 31, 2025, which report appears in this Offering Circular. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

AKELYS

François LAMY

Paris, France

June 26, 2026